Exhibit 99.1

ClearSign Combustion Corporation

Announces Second Quarter 2016 Results

SEATTLE, August 11, 2016 – ClearSign Combustion Corporation (NASDAQ: CLIR), an emerging provider of industrial combustion technologies that help to reduce emissions and improve efficiency, today announced its results for the second quarter ending

June 30, 2016.

"After eighteen months here at ClearSign, I remain as excited as ever about our technologies and the potential for the Company to transform the combustion industry," said Steve Pirnat, ClearSign Chairman and CEO. "Our focus is on execution of our eight installations in various verticals and conversion of those into successful trials. Our continued success will ultimately convert into follow-on orders, as seen in the recent wellhead flare vertical, and greater market acceptance,” continued Mr. Pirnat.

Strategic and operational highlights during and subsequent to the quarter included:

•	Received significant follow-on order in enclosed wellhead flare vertical – This is the first significant follow-on order the Company has received and it validates the Duplex technology. The order is valued at over $1 million and is scheduled to be completed over the next 6 to 12 months.

•	Completed initial demonstration trial at Southern California refinery - ClearSign and the refiner have agreed to work together to further optimize the performance of the Duplex technology to meet the refinery’s dynamic requirements.

•	Met and reviewed OTSG installations with California operator - The once through steam generator (OTSG) pilot unit continues to perform reliably and is operating below the permitted air pollution control district emission limits. The operator and ClearSign are both pleased with the performance of the pilot unit. The subsequent unit purchase is installed and awaiting commissioning. The operator has asked ClearSign to meet this fall to discuss potential future requirements.

•	Awarded contract with major Canadian oil producer- ClearSign will deliver a fully engineered Duplex system design, as well as cost and budget, for testing and deployment to the producer’s existing and planned fleet of OTSGs. Upon conclusion, the Canadian company will have the option to first field test; and upon validation, to deploy Duplex to all or a portion of their fleet of approximately 40 units in North America.

Primarily due to increased field testing of its Duplex technology, ClearSign incurred a loss of $2.4 million, as compared to a loss of $1.8 million for the same period of 2015 and a loss of $2.6 million for the quarter ended March 31, 2016.

Working capital at June 30, 2016 totaled $4.6 million including cash and cash equivalents of $5.4 million. Shares outstanding at August 11, 2016 total 12,956,882.

A conference call discussing the release of the Company's results for the second quarter ending June 30, 2016 will be held today, August 11, 2016, at 4:30 PM Eastern Time. To listen to the conference call, you should dial 1-866-372-4653 (international: +1-412-902-4217) five to ten minutes before the scheduled start time and request to be connected to the ClearSign Combustion Corporation conference call. Alternately you can use this link: https://www.webcaster4.com/Webcast/Page/987/16637 or visit ClearSign's Investor Relations page to listen to the call online. If you wish to listen to a replay of the conference call, you may dial 1-877-344-7529 (international: +1-412-317-0088) and enter conference ID 10091254. The replay will be available for 7 days after the conference call.

About ClearSign Combustion Corporation

ClearSign Combustion Corporation designs and is developing products and technologies that strive to improve key performance characteristics of combustion systems, including emissions and operational performance, energy efficiency and overall cost-effectiveness. Our patent-pending Duplex™ and Electrodynamic Combustion Control™ platform technologies enhance the performance of combustion systems in a broad range of markets, including the chemical, petrochemical, refinery, power and commercial boiler industries. For more information, please visit www.clearsign.com.

Cautionary note on forward-looking statements

This press release includes forward-looking information and statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events that are based on management's belief, as well as assumptions made by, and information currently available to, management. Forward-looking statements may be identified by words such as "expect", "anticipate", "believe", "intend", "hope", "could", "plans" and other comparable or similar terminology as well as the negative of such terminology. While we believe that our expectations are based upon reasonable assumptions, there can be no assurances that our goals and strategy will be realized. Numerous factors may affect our actual results and may cause results to differ materially from those expressed in forward-looking statements made by us or on our behalf. Some of these factors include the acceptance of existing and future products, the impact of competitive products and pricing, general business and economic conditions, and other factors detailed in our Annual Report on Form 10-K and other periodic reports filed with the SEC. We specifically disclaim any obligation to update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

ClearSign Combustion Corporation

(unaudited)

Statements of Operations

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
Operating expenses:
Research and development	$1,216,000	$714,000	$2,541,000	$1,287,000
General and administrative	1,226,000	1,096,000	2,502,000	2,115,000
Total operating expenses	2,442,000	1,810,000	5,043,000	3,402,000
Loss from operations	(2,442,000)	(1,810,000)	(5,043,000)	(3,402,000)
Interest income	11,000	14,000	23,000	23,000
Net Loss	$(2,431,000)	$(1,796,000)	$(5,020,000)	$(3,379,000)
Net Loss per share	$(0.19)	$(0.14)	$(0.39)	$(0.28)

Balance Sheets

	June 30,	December 31,
	2016	2015
ASSETS
Current Assets:
Cash and cash equivalents	$5,373,000	$10,985,000
Prepaid expenses	535,000	203,000
Total current assets	5,908,000	11,188,000

Fixed assets, net, and other assets	127,000	133,000
Patents and other intangible assets, net	3,276,000	2,881,000

Total Assets	$9,311,000	$14,202,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$598,000	$495,000
Accrued compensation and taxes	719,000	1,109,000
Deferred rent	11,000	20,000
Total current liabilities	1,328,000	1,624,000

Stockholders' Equity:
Common stock, $0.0001 par value, 12,956,882 and 12,868,943 shares issued and
outstanding at June 30, 2016 and December 31, 2015, respectively	1,000	1,000
Additional paid-in capital	42,160,000	41,735,000
Accumulated deficit	(34,178,000)	(29,158,000)
Total stockholders' equity	7,983,000	12,578,000

Total Liabilities and Stockholders' Equity	$9,311,000	$14,202,000

For further information:

Investor Relations:

Matthew Selinger

Three Part Advisors, LLC for ClearSign

+1 817-310-8776

Media:

Brittney Garneau

Pierpont Communications for ClearSign

+1 713 627-2223

bgarneau@piercom.com